Exhibit 99.1
FOR IMMEDIATE DISTRIBUTION

MBRANE ANNOUNCES MANAGEMENT RESTRUCTURING

CEO Passes Management of Day to Day Operations to Board Member,

Shifting Full Time Focus to Securing the Capital

Necessary for Mbrane's Business

-

REDWOOD SHORES, Calif., May 17, 2001- Centura Software, doing business as Mbrane (Nasdaq: MBRN), today announced a reorganization and reprioritization of its top management, effective immediately.

Board member Tom Clark has assumed the interim positions of president and chief operating officer for Mbrane, a global m-business software company. Clark will oversee the day to day operations roles previously performed by Scott Broomfield, Mbrane's chairman and chief executive officer, and John Bowman, chief financial officer. Clark and Broomfield will report to Mbrane's board of directors.

"Current market conditions have brought into sharp focus the need for a new capital plan to support Mbrane," commented Broomfield. "My primary concentration will be on corporate finance matters. Tom's appointment allows John and me to dedicate ourselves to the execution of future strategies, which include the possibilities of recapitalization, the sale of the company, and even the possibility of a management buyout. Our focus is to maximize the value of the company."

According to industry reports, the wireless data market shows tremendous potential. Merrill Lynch estimates that there is a $15 billion worldwide market opportunity for enterprise mobile internet software and services in 2005, divided among services (57%), software (30%) and hardware (13%). This is up from the investment firm's market size estimate of approximately $1 billion this year.

Today, however, the wireless data market is still emerging. Current market conditions for Mbrane's mobile enterprise management solutions, particularly slower adoption of wireless technology and longer than projected sales cycles, are causing liquidity pressures for the company. Without other measures, Mbrane's near-term cash flows from operations are not expected to be sufficient to continue to sustain the company. Mbrane is actively taking steps to reduce its expenses and other cash outflows, and is making every effort to increase liquidity by other means.

"As a board member, I am intimately familiar with the operations side of Mbrane," remarked Clark. "I am excited about the opportunity to be of service to Mbrane, a company with a superior technology and vision. I share Scott and John's conviction that Mbrane has the potential to dominate the wireless business-to-enterprise marketplace."

Clark joined the board of Mbrane in July 1999. Most recently he was president and CEO of 3Times Software, a Redmond, Washington-based company specializing in Internet software and services. Clark has more than twenty years experience in high technology companies, including fourteen years as a corporate officer. Previously, Clark served as executive vice president of Data Dimensions, an information technology company, executive vice president of Mosaix Inc., a CRM supplier, and CEO of Data I/O Corp, a publicly traded company specializing in software and equipment for use with programmable Application-Specific-Integrated-Circuits.

In a related event, Mbrane will be postponing its shareholders meeting, previously scheduled for June 19, until the company's capital strategy is more clear.

About Mbrane

Mbrane (Nasdaq: MBRN) invented an enterprise-class software membrane that enables the free and secure flow of enterprise intelligence to and from mobile employees, as well as embedded devices, anywhere and at anytime. Mbrane maximizes the ROI on all of its customers' technology investments by enabling enterprise systems to be more available, and by ensuring that their mobile infrastructure adapts easily to future technologies. Established in 1984, Mbrane, formerly known as Centura Software, has been named one of the "Innovation 100" companies by Information Week and Cap Gemini, Ernst & Young. Headquartered in Redwood Shores, California, Mbrane has offices worldwide servicing North America, Europe, and Asia/Pacific. To learn more about Mbrane and the Touchpoint product suite, please visit http://www.mbrane.com.

NOTE TO EDITORS: The change of Centura Software's company name to Mbrane is pending shareholder approval.

# # #

Media Contacts:

Karen Roberson
Mbrane
Tel: (650) 596-4772
Email: karen.roberson@mbrane.com